Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 811-10431 on Form N-1A of our report dated February 10, 2010, relating to the financial statements and financial highlights of Waddell & Reed InvestEd Portfolios, including Waddell & Reed InvestEd Balanced Portfolio, Waddell & Reed InvestEd Conservative Portfolio and Waddell & Reed InvestEd Growth Portfolio, appearing in the Annual Report on Form N-CSR of Waddell & Reed InvestEd Portfolios for the fiscal year ended December 31, 2009. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Custodial and Auditing Services” in the Statement of Additional Information, which are parts of such Registration Statement.

Deloitte & Touche LLP

Kansas City, MO

April 29, 2010